Agreement on the Lease of Non-Residential Premises

concluded on the below stated date pursuant to Act No. 116/1990 Coll., on lease and sublease of non-residential premises, as amended, hereinafter referred to as “Agreement”

between

Multidisplay s.r.o.
a company existing under the laws of the Czech Republic
with its registered seat in Humpolec, Central Trade Park D1 1571, 396 01, Identification No.: 26166453, registered with the Commercial Register kept at the Regional Court in Ostrava, Section C, File No.: 24381

(hereinafter referred to as the “ Lessor”)

and

SENDIO s.r.o. a company existing under the laws of the Czech Republic, with its registered seat in Prague 5, Radlická 14, 150 00
Identification No.: 281 64 440
entered in the Commercial Register kept at the Municipal Court in Prague, Section C, File No.: 129 886

(hereinafter referred to as the “Lessee”)

(hereinafter together referred to as the “Parties”)

ARTICLE I.
Subject of the Agreement

1.1	The Lessor is the owner of a part of an industrial complex located in Hranice, known as CTPark Hranice (hereinafter referred to as the “Park”).

Within the Park, the Lessor is:

(a) the owner of the land plot No. (st.p.č.) 2363 in the cadastral area of Drahotuše, registered on the ownership deed No. 1789, land plots. Nos. (st.p.č.) 5504, 5506, 5509 and 5511, in the cadastral area of Hranice, registered on the ownership deed No. 4342 and the sublessee of the land plot No. (st.p.č.) 5505 and 5510 in the cadastral area of Hranice, registered on the ownership deed No. 10002, all in municipality of Hranice, district of Přerov (hereinafter referred to as the “Land”);

(b) the owner of the production/warehouse building without registration number, located on the Land, cadastral area of Drahotuše and Hranice, municipality of Hranice, district of Přerov registered on the ownership deed No. 1789 (hereinafter referred to as the “Building”); and

(c) the owner of 10 parking lots built in front of the Building as shown in Annex No. 1 and Annex no. 6, hereto (hereinafter referred to as the “Exclusive Parking Lots”).

Non-residential premises located in the Building of total rentable area 39,003 sq m have the following parameters (hereinafter referred to as the “Premises”):

- the warehouse / production area          approx. 14,022 sq m
- clean premises approx. 11,268 sq m
- utilities / sanitary area approx. 12,930 sq m
- office premises approx. 783 sq m

The Premises and the Exclusive Parking Lots are hereinafter referred to as the “Property”. Detail technical specification of the Property forms Annex No. 1 hereto. Site plan of the Property containing also the exact location of the Property (including the location of the Premises within the Building and the Parking Lots within the Park) form Annex No. 6 hereto.

1.2
Lessor hereby rents to the Lessee and the Lessee hereby rents from the Lessor the Property. The Lessor hereby represents and warrants that (i) he is truly and fully entitled to enter into this Agreement, (ii) his relationships with third parties shall not affect the position of the Lessee as a bona fide lessee, (iii) the execution of this Agreement shall not constitute breach of any agreement of the Lessor, (iv) he has obtained a written consent of Immorent-Bank GmbH, being the Property mortgagee, with the lease and with the execution of this Agreement, which consent is attached as Annex No.9 hereto and (v) the Property is free from any pollution or other environmentally hazardous substances and it complies with the relevant environmental laws. The Lessor shall be obliged to obtain a new consent of Immorent-Bank GmbH with the execution of this Agreement, with the assignment of the Initial Rent (as defined below) and the assignment of debt corresponding to the Initial Rent, both assignments described in Clause 5.6 hereof, within 30 days from the date hereof.

1.3
The Lessee shall be entitled to the full use of the Property for production / warehousing, office and related ancillary uses in accordance with this Agreement during the whole duration of this Agreement. The Lessee shall be entitled to use on a non-exclusive basis together with the other users of the Park 287 car parking spaces and all the truck (lorry) parking spaces located within the Park or around the Park owned by the Lessor or determined by the Lessor to be used as such by the users of the Park (“Non-exclusive Parking Lots”) (the Exclusive Parking Lots and the

Non-Exclusive Parking Lots are hereinafter referred to as the “Parking Lots”) for no additional fee or rent.

1.4
The Lessee is entitled to use all connections to the public suppliers of utilities and the Lessor is obliged to secure for the Lessee supplies of the utilities provided by their public suppliers (electricity, gas, water, telephone, etc.) in the extent necessary for the operation of Lessee’s plant, but not exceeding the extent specified in the technical specifications attached hereto as Annex No. 1. The Lessor will make available to the Lessee a facility for the production of the deionized water and the effluent water treatment facility with parameters listed in Annex No. 2 hereto (hereinafter referred to as the “DI water”) and compressed air, industrial gases and vacuum and shall use all reasonable efforts to supply the DI water, compressed air, industrial gases and vacuum to the Lessee and accept the effluent DI water back from the Lessee at the levels required by the Lessee. The Lessor shall not be liable for not supplying the DI water compressed air, industrial gases and vacuum to the Lessee and for not accepting the effluent DI water back from the Lessee as far as he will not breach his obligation to use all reasonable efforts to do so. The Lessor acknowledges that the effluent water to be accepted back from the Lessee’s production will contain phosphorus and other hazardous substances and declares that its effluent water treatment facility will be able to treat such effluent water in accordance with the applicable laws. The Lessor shall not be obliged to accept back the effluent water from the Lessee that contains hazardous substances the presence of which in the effluent water would not be in compliance with the applicable laws and the permits available on the date hereof. The Lessor shall be obliged, at the request of the Lessee, to issue all relevant confirmations with respect to such treatment for the Lessee to comply with the applicable laws. Based on the written request of the Lessee, the Lessor is further obliged to procure that the current capacity of the connections to the public suppliers of utilities and the level of supplies are extended to the level required by the Lessee, or to ensure that the Lessee has the possibility to negotiate such extensions with the third party suppliers and the Lessor shall provide the Lessee with all necessary assistance, including consents with any changes to the current connections or enabling building of new connections. The costs of such extensions are to be paid for by the Lessee.

The Parties shall negotiate in good faith the future arrangement with respect to the technology relating to the DI water, compressed air, industrial gases and vacuum production and the effluent water treatment (“Technology”) and its operation and ownership, including the potential purchase of the Technology by the Lessee. If no such agreement in written form is reached by 30 April, 2008, this Agreement shall automatically terminate as of 30 June, 2008.

If requested by the Lessee, the Lessor shall also cooperate in the timely manner with the Lessee and shall provide the Lessee with all necessary assistance for the Lessee to be able to enter into separate contracts regarding the supplies of the utilities supplied by third party suppliers.

The Parties shall also negotiate in good faith the prices for the supplies of the utilities supplied to the Lessee by the Lessor, including the DI water and the costs for accepting back the effluent water. The Parties agree that the supplies of the utilities under this Clause 1.4 should not be considered as supplies of services connected with the lease; those shall be only the services under Article VI. hereof. The absence of agreement on the costs of those supplies of utilities shall not in any way affect the validity of this Agreement.

The Parties agree that until 30 June, 2008 the Lessor shall be liable for any and all accidents, including environmental accidents, effluent water leakages etc. arising from the operation of the Technology, the respective connections thereto and the effluent water treatment, except for the cases when such accident was caused by the Lessee or a third party engaged by the Lessee (except for the Lessor).

The Parties further agree that until 30 June, 2008 the Lessee shall only be liable for those accidents caused by it or by third parties engaged by the Lessee (except for the Lessor). Starting from 1 July, 2008 and, at the same time, if the Lessee takes over the operation of the Technology, the Lessee shall further be liable for any and all accidents, including environmental accidents, effluent water leakages etc. arising from the operation of the Technology, the respective connections thereto and the effluent water treatment, except for the cases when such accident was caused by the Lessor or third parties engaged by the Lessor (except for the Lessee).

Detailed description of the above mentioned utilities and connections thereto as well as the parameters of the DI water is stipulated in Annex No. 2 hereto.

1.5
The use permit for the Premises was issued on 23 March, 2004 and effective on 24 March, 2004. Copy of the use permit forms Annex No. 3 hereto (hereinafter referred to as the “Use Permit”). The Lessee acknowledges that installations and technology brought into the Premises by the Lessee might not be approved for use on the basis of the Use Permit. The Parties declare that there is certain equipment of the Lessor currently located within the Premises (“Equipment”). Until 30 June, 2008 the Lessee shall have the exclusive right to use all the Equipment necessary for its operations together with the use of the Premises for no additional fee or rent. The Parties shall negotiate in good faith the future arrangement with respect to the use of the Equipment as of 1 July, 2008. If no such agreement in written form is reached by 30 April, 2008, this Agreement shall automatically terminate as of 30 June, 2008.

If the Lessee is not able to commence or continue with its production activities under the Use Permit, the parties shall work together and cooperate in good faith and a timely manner to change the Use Permit or to obtain a new permit in accordance with the requests of the Lessee. If the Lessor fails to cooperate with the Lessee, namely if it does not sign and submit the relevant motions for the change of the Use Permit or for the issuance of the new permit and does not remedy such failure within 15 days from the written notice of the Lessee, the Lessee is entitled to rescind this Agreement with immediate effect.

1.6
The Parties shall further work together and cooperate in good faith and timely manner to obtain all permits necessary for the operations of the Lessee, especially the relevant environmental permits, should it prove that the permits issued for the previous user of the Property cannot be used for the Lessee’s operations. If the Lessor fails to cooperate with the Lessee and does not remedy such failure within 15 days from the written notice of the Lessee, the Lessee is entitled to rescind this Agreement with immediate effect.

1.7
The Lessee shall be responsible for obtaining and maintaining all administrative permits necessary for its contemplated activities performed within the Property, such as the trade licenses or authorizations under Act No. 455/1991 Coll., (the Trade Licenses Act), as amended.

1.8
The Lessee is entitled to require a lease of additional non-residential premises in the Building or in the newly constructed building located on the side of the Building specified as “Extension Jumbo”, “Extension Option 1” and Extension Option 2” in Annex No. 11 hereto (Extension Jumbo, Extension Option 1 and Extension Option 2 together hereinafter referred to as the “Expansion Premises”) subject to the following procedures:

1.8.1
The Lessee shall have the right to send a request delivered to the Lessor by registered mail for the expansion for the whole duration of this Agreement (hereinafter referred to as the “Expansion Request”). The Expansion Request must specify in which of the Expansion Premises the Lessee is interested.

1.8.2
If the Expansion Request is delivered to the Lessor with respect to the Extension Option 1 and/or Extension Option 2 within 12 months following the date hereof, or with respect to any of the Expansion Premises after that date, but only in case the Expansion Premises are not leased so far when the Lessor did not breach its obligation under Clause 1.8.6 and 1.8.7 by leasing them, the Lessor shall be obliged to sign a new lease agreement in case of the Extension Jumbo or an agreement on future lease agreement in case of Extension Option 1 and/or Extension Option 2 to lease the Expansion Premises determined by the Lessee with the Lessee no later than 6 weeks from the receipt of the Expansion Request.

1.8.3
Provided that the Extension Option 1 and/or Extension Option 2 are to be used, per request of the Lessee, for similar purpose of use as the Premises hereunder, the Lessor shall further be obliged to complete and hand-over the Extension Option 1 and/or Extension Option 2 to the Lessee being fit for use as requested by the Lessee within 10 months from the delivery of the Expansion Request, and the determination of the layout of the Expansion Premises, whichever occurs later, provided that the respective agreement on future lease agreement was signed.

1.8.4
The lease agreement for the Expansion Premises should be signed on the same terms and conditions as this Agreement at that time, however, at least for the period of 7 years and with the rent applicable hereunder at the time of the execution of the new lease and indexed according to the same mechanism as agreed hereunder. Should the remaining Term of this Agreement be less then 7 years, the Lessor shall further be obliged, together with the new lease agreement for the Expansion Premises, to enter into an amendment to this Agreement prolonging the Term of this Agreement so that it ends on the same day as the term of the rent of the Expansion Premises. Should the lease agreement for the Expansion Premises be signed before 1 July, 2014, the conditions for the termination for convenience under Article IV, Clause 4.9 hereof shall change in the way that it shall be applicable solely on the seventh anniversary of the lease agreement for the Expansion Premises, otherwise under the same conditions as stipulated in the Clause 4.9, i.e. so that the lease for the Expansion Premises lasts at least 7 years.

1.8.5
If the Lessor, due to its fault, fails to execute the agreement on future lease agreement or the new lease agreement for the lease of the Expansion Premises or fails to hand-over the Expansion Premises to the Lessee or fails to ensure that the Expansion Premises are fit for use as requested by the Lessee, including a situation when this situation was caused by the breach of Lessor’s obligation under Clause 1.8.6 or 1.8.7 below, (hereinafter referred to as the “Expansion Breach”), it shall be obliged to pay a contractual penalty to the Lessee in the amount of 25 eurocents per square meter of the required size of the Expansion Premises per day of delay, but up to the maximum amount of EUR 500,000. If the Lessor fails to remedy its Expansion Breach within additional 6 months, the Lessee shall be entitled to terminate this Lease by serving a 2 months written notice to the Lessor.

1.8.6
In addition to the above, the Lessor shall not be entitled to lease the Extension Option 1 and Extension Option 2 or the whole building in which they are to be situated within 12 months from the date hereof (for avoidance of doubts the Lessor is not limited in leasing other premises in the building in which the Extension Option 1 and Extension Option 2 are situated if the building is bigger than the Extension Option 1 and Extension Option 2 and includes also other premises).

1.8.7
Furthermore, the Lessee shall have the right of first refusal for the lease of the Expansion Premises during the whole duration of this Agreement, i.e. the Lessor shall not be entitled to lease any of the Expansion Premises (or the whole buildings in which the Expansion Premises are situated - but the Lessor is entitled to lease premises in those buildings other than the Expansion Premises) before first offering the Expansion Premises to the Lessee. The Lessee shall have a right to send the Expansion Request within 4 weeks from the date when the Lessor delivered to the Lessee a written notice of its intention to lease the Expansion Premises (“Lease Notice”). Should the Lessee fail to send the Expansion Request within such time period or should it issue a written notice stating that it will not exercise its right of first refusal, the Lessor shall be free to lease the Expansion Premises in question. Should the Lessor not sign the lease agreement or an agreement on future lease agreement with any third party within 1 year following the date of the Lease Notice, it shall be obliged to repeat the procedure described in this Clause 1.8.7.

1.8.8	If the Lessee sends the Expansion Request in accordance with Clause 1.8.7, the Parties shall follow the procedures described above under Clauses 1.8.1 till 1.8.5 above.

II.
Early Access, Hand Over

2.1	The Lessee has been granted a right to visit and inspect the Premises before the execution of this Agreement free of charge.

2.2
The Property shall be handed over to be used in the full scope on the date of execution of this Agreement (hereinafter referred to as the “Hand Over Date”). The Parties declare that on the Hand Over Date the Property is fit for use for the purpose agreed under this Agreement regarding both its constructional and its technical specifications. On the date hereof, the Parties shall sign the handover protocol in which they will identify defects of the Property to be removed by the Lessor. The Lessor shall remove all such defects within the shortest possible time, but not later than within 30 days after the Hand Over Date.

2.3
Provided that certain defects are identified at the hand-over and they are stipulated in the Hand Over Protocol attached as Annex No. 8 hereto, the Lessor shall remove all the defects within the shortest possible time. Should such defects prevent the Lessee from the use of the Property for the intended purpose in accordance with this Agreement, the Lessee shall be entitled to the full or proportional reduction of the Rent. Rights of the Lessee stipulated in Clause 2.2 shall not be prejudiced by this Clause 2.3. The Parties will negotiate in good faith to agree the amount of such reduction at the hand over of the Property.

2.4	The Lessor shall not bear responsibility for late hand over of the Property if it is caused by circumstances on part of the Lessee.

2.5
The Lessor is further obliged to construct for the Lessee and at the Lessor’s costs two loading bays specified in Annex No. 10 hereto (hereinafter referred to as the “Additional Loading Bays”) and hand them over to the Lessee no later than 1 April, 2008. As of the day of handover, the subject of the lease hereunder is extended by the Additional Loading Bays with no additional increase of the Rent and no special payments of the Lessee.

2.6
Until the completion of the Additional Loading Bays and their hand-over for use to the Lessee, the Lessee shall be entitled to use with other lessees of the Building two existing loading bays of the Building (hereinafter referred to as the “Existing Loading Bays”) for no special payment of the Lessee.

III.
Purpose of the Lease, Scope of Business

3.1
The Premises shall be used by the Lessee in accordance with their technical specification as a production / warehouse facility with clean premises, office and sanitary areas in accordance with the Use Permit or any change thereto made in the future or any permit that replaces the Use Permit and the Exclusive Parking Lots as passenger car parking lots. Detailed specification of the use of individual parts of the Property by the Lessee is enclosed as Annex No. 5 hereto. The Lessee is entitled to use the Property in accordance with the scope of business as stipulated in the Annex No. 4 hereto.

3.2
The Lessee shall be obliged to abide by all the existing administrative permits regulating the use of the Property. The Lessor undertakes not to initiate any proceedings regarding a different use of the Property without a previous written approval by the Lessee unless it is required by applicable law.

3.3
The Lessee is entitled to decide on alteration of the use of individual parts of the Property as long as such use is in accordance with the administrative permits regulating the use of the  Property provided the Lessor has been informed about such change of use in writing prior to filing any application and does not unreasonably oppose to it within 7 (seven) days from the receipt of the information.

IV.
Term of Agreement and its Termination

4.1	The lease of the Property shall start on the date of this Agreement (hereinafter referred to as the “Commencement Date”).

This Agreement is concluded for a definitive period of time until 30 June, 2008 (hereinafter referred to as the “Term”). The Term may be extended by the Lessee until 1 October, 2017 by delivery of a written notice of the Lessee by means of registered mail to the Lessor no later than 30 April, 2008 (hereinafter referred to as the “First Extended Term”). This extension notice of the Lessee shall have no effects and this Agreement shall terminate on 30 June, 2008 if no written agreement is reached between the parties by 30 April, 2008 with respect to the (i) Technology and its operation and ownership, and (ii) Equipment and its use.

This Agreement may be further extended 3 times for another period of 5 calendar years following the First Extended Term by delivery of a written notice of the Lessee by means of registered mail to the Lessor at least 12 (twelve) months before the expiration of the First Extended Term or previous Further Extended Term (hereinafter referred to as the “Further Extended Term”). (First Extended Term and Further Extended Term hereinafter referred to as the “Extended Term”).

4.2	The Lessor is authorized to an early termination of this Agreement by delivery of a registered letter with 30 (thirty) days notice period in case any of the events listed below occurs:

(a)	the Lessee is in default with the performance of financial obligations due under this Agreement for more than 30 (thirty) consecutive days; or
(b)	the Lessee breaches its obligation to use the Property in compliance herewith, namely with Article III. hereof; or

(c)	the Lessee carries out substantial structural changes on the Property without the prior consent of the Lessor; or
(d)	the Lessee subleases the Property without the prior written consent of the Lessor; or
(e)	the Lessee does not deliver and keep valid a Guarantee in the form as attached in Annex No. 7 hereto; or
(f)	the Lessee is declared bankrupt or the bankruptcy petition is rejected due to lack of Lessee's Property;

and at the same time, regarding the reasons given under clauses b) to e) it applies that the Lessor is authorized to give a notice to the Lessee only after the Lessee failed to redress breach of any of its obligations within 60 (sixty) consecutive days, and in case of the reason given under clause a) within 30 (thirty) days, after receipt of a written reminder describing the default of the Lessee and including the notice that due to such default this Agreement may be subject to early termination.

4.3	In case of early termination of this Agreement by the Lessor in accordance with Clause 4.2 hereof, the Lessee shall pay to the Lessor the contractual penalty as follows:

a)	until the expiry of the 5th (fifth) year of duration of this Agreement: 36 times of the then applicable monthly rent;
b)
between the 5th (fifth) and 10th (tenth) anniversary of this Agreement and during any Further Extended Term: 24 times of the then applicable monthly rent, but not more than the remaining Rent to be paid until the expiry of the respective Extended Term;

4.4	The Lessor and the Lessee shall be responsible for the behavior and negligence of their representatives and employees.

4.5	The Lessee is entitled to prematurely terminate this Agreement within 30 (thirty) days notice given to the Lessor by a registered letter in case any of the events listed below occur:

(a)
the Lessee was unable to use (i) the whole Property for more than 30 (thirty) days without the Lessee being at fault or (ii) any part of the Property resulting in the Lessee’s production activity in the Premises being discontinued for more than 30 (thirty) days without the Lessee being at fault; or

(b)
the Lessee was unable to use 60 % or more of the Property for more than 45 (forty five) days without the Lessee being at fault or (ii) any part of the Property resulting in the Lessee’s production activity in the Premises being reduced by more than 30% for more than 45 (forty five) days without the Lessee being at fault; or

(c)
the Lessee could not use any of the connections to the public suppliers of utilities and/or the Lessor failed to supply the Lessee with the utilities for more than 30 (thirty) days without the Lessee being at fault; or

(d)
the canteen referred to in Clause 6.6 will be out of operation for more than 30 (thirty) days or the Lessee’s employees will be prevented from the access and use of the canteen by the Lessor or by the canteen’s operator; or

(e)	the representations of the Lessor contained in Clause 1.2 proved to be breached or misleading; or
(f)	the Additional Loading Bays will not be completed and handed over to the Lessee for use by 1 June, 2008; or
(g)	the Lessee will not be allowed use of the Existing Loading Bays or Additional Loading Bays for than 30 (thirty) days; or
(h)
the Lessor failed to comply with any and all conditions of the confirmation of the results of the composition proceedings, as contained in the decision of the Regional Court in Ostrava No. 36 Kv 1/2006 - 302, which came into legal effect on January 30,

2007 and such failure has a negative effect on the Lessee’s operations and/or the use of the Property; or
(i)	the Lessee was unable to use the Equipment during the Term due to the fault of the Lessor for more than 30 days,

and at the same time the Lessee is authorized to give a notice to the Lessor only after the Lessor has failed to redress breach of any of its obligations within 30 (thirty) consecutive days after receipt of a written reminder describing the default of the Lessor and including the notice that due to such default this Agreement may be subject to early termination.

4.6	Intentionally left blank.

4.7
In case of the premature termination of this Agreement by the Lessee in accordance with Clause 4.5, 1.4 or 1.8 hereof, the Lessor shall (for the respective breach of this Agreement) pay to the Lessee the contractual penalty amounting to 36 times of the then applicable monthly rent if this Agreement is terminated until the expiry of the 5th (fifth) year of duration of this Agreement and 24 times of the then applicable monthly rent, but not more than the remaining Rent to be paid until the expiry of the respective Extended Term, if this Agreement is terminated between the 5th (fifth) and 10th (tenth) anniversary of this Agreement and during any Further Extended Term. Number of days of delay shall be counted as of the 4th day of receipt of written reminder describing default and including the notice that non-curing of default within the above specified grace period is the reason for the early termination hereof and creates the right to claim the contractual penalty.

4.8
However, in case of events listed under Clause 4.5. above, the Lessor shall not be obliged to pay the contractual penalties if the Lessee has not been able to use the Property due to reasons of force majeure or any other reason than a fault of the Lessor or third parties or reasons under Lessor’s control..

4.9
Termination for Convenience. The Lessee may prematurely terminate this Agreement by notice without any reasons to be stated with at least 12 months notice and with the break fee in the amount of the 12 monthly then applicable Rent payments by 1 July, 2014, i.e. provided that the notice is delivered to the Lessor at least 12 months before 1 July, 2014.

4.10
The Lessee is further entitled to prematurely terminate this Agreement by notice with immediate effects if the Lessor is declared bankrupt or if any similar decision is issued by the relevant authority with respect to the Lessor and/or its assets.

V.
Rent

5.1	The Lessee shall be obligated to pay to the Lessor the rent for the lease of the Property (hereinafter referred to as the “Rent“) as follows:

The total yearly base rent starting on 1 July, 2008 amounts to EUR 2,100,000 (in words: two million one hundred thousand Euro) plus mandatory VAT.

The Rent does not include costs for the park management services as they are listed and calculated in the Article VI. hereof.

Total rent for the period from the Commencement Date to 30 June, 2008 shall amount to EUR 1,575,000 (in words: one million five hundred and seventy five thousand euro) (“Initial Rent”) plus mandatory VAT.

5.2
The Rent shall be paid quarterly in advance in Euro. Dates of taxable supplies are agreed as follows: (i) Initial Rent is considered to be the first partial taxable supply and the date of taxable supply shall be 1 November, 2007, and (ii) the Rent in respect of future calendar quarters after 30 June 2008 is considered to be additional partial taxable supplies and the date of taxable supply shall be the first day of each calendar quarter. The Lessor shall be issuing invoices that will meet the requirements of Czech tax law.

5.3	The Rent amount and the park management fee shall be secured against inflation by annual increase of 2% a year. The first indexation shall take place on 1st January 2009.

5.4
The Rent is paid duly if it is credited to the Lessor´s account on the due date. The Initial Rent shall be due by 20 December, 2007. The Lessor shall issue its invoice with respect to the Initial Rent no later than 10 days following the date hereof. The Rent for each quarter of the year (following 30 June 2008) shall be due within 14 (fourteen) days following the day of issuance of the respective invoice; the invoice shall be issued on the first business day of the first month of respective calendar quarter, i.e. 1st January, 1st April, 1st July, and 1st October. In case the invoice has not been delivered to the Lessee at the latest on 5th day after its issuance, the due date shall be postponed by the number of days the Lessor is in delay with such invoice delivery.

5.5
The Lessee shall be entitled to full or proportional reduction of the Rent in the case that the Lessee could not use the Property or any part thereof, including the access to the Property, the use of utilities or the Existing or Additional Loading Bays (irrespective of reason, including acts of God), this all resulting in the operation of the Lessee’s plant/production being halted, interrupted or substantially reduced without the Lessee being at fault. Should, however, the reason that hinders the use of the Property be on the side of the supplier of the public utility, the Lessee shall be entitled to full or proportional reduction of the Rent only after 7 (seven) days of interruption of/defects in the utilities supplies.

5.6
The Parties shall be entitled to assign their monetary receivables arising under this Agreement to a company belonging to the same group of companies as each of the Parties. The Lessor shall be obliged to assign its receivable corresponding to the Initial Rent no later than within 30 days following the execution of this Agreement to its parent company CTP Products B.V. In addition, the Lessee shall be both entitled and obliged to assign its debt corresponding to the Initial Rent to its parent company, Telegen Corporation, and the Lessor hereby explicitly agrees with such assignment and with the assumption of the Lessee’ debt corresponding to the Initial Rent by the parent company of the Lessee, Telegen Corporation. The Parties declare and agree that no further consent of the Lessor as a creditor of the Lessee is necessary for the assumption of the Lessee’s debt corresponding to the Initial Rent. Should the Lessor fail to assign its receivables corresponding to the Initial Rent to CTP Products B.V. or should CTP Products B.V. not become or cease to be the owner of the assigned receivables, the Lessee shall be entitled to cancel the assignment of the debt corresponding to the Initial Rent so that the Lessee would be again the entity solely obliged to pay the Initial Rent.

5.7
The Parties hereby declare that at or around the date hereof, their parent companies and the Lessor shall have entered into an agreement governed by US laws to stipulate for the mechanism of the settlement of the Initial Rent.

VI.
Park Management Services and Fee

6.1	Apart from the Rent the Lessee shall pay to the Lessor the park management services costs connected to the use of the Property in accordance with this Article VI. Park management services are the expenses and costs connected with the operation and maintenance of the Property and the common areas of the Park to be provided by the Lessor.

6.2	Park management provided by the Lessor includes the following services:

•	Office waste disposal up to 1,500 kg per month;
•	Cameras and security lighting;
•	Security of the Park and the controlled access (security gate) to the Park;
•	Park maintenance - green belts, connections, roads, Parking Lots;
•	Snow and ice removal from common areas (including all access roads, Parking Lots) and from the yard adjacent to the Building; removal of snow and ice from roofs of the Building is excluded;
•	General lighting system;
•	Cleaning - Park (including the access roads), the Building, the Parking Lots, and Premises outside; and
•	Park publicity and sign-posting;

6.3
The unit price for the services amounts to EUR 5 per year per 1 sq m of the area of the Premises, excluding 50% of the mezzanine areas, i.e. excluding 3,580 sq m of the area of the Premises, therefore the total price for these services amounts to (5x 35,423) EUR 177,115 (in words: one hundred and seventy seven thousand one hundred and fifteen Euro) per year plus mandatory VAT. This price shall be indexed on the same basis as the Rent in accordance with Clause 5.4 hereof.

6.4
The park management fee shall be paid quarterly in advance in accordance with the same rules and principles as payment of the Rent, unless stipulated otherwise below. First payment for the period until 31 December, 2007 shall be calculated as a figure for the whole calendar quarter (i.e. from 1 October to 31 December 2007 - one quarter of the yearly fee) and shall be paid within 60 days from the date hereof. The second payment for the period between 1 January, 2008 until 30 June, 2008 shall be calculated as a figure for the whole two calendar quarters (i.e. half of the yearly fee) and shall be paid by 28 February, 2008.

6.5
The Lessee shall be obliged to pay the cost for the consumed utilities supplied by the public utilities suppliers. The Lessor shall conclude contracts with the suppliers of utilities for the Lessee and the Lessee shall pay the costs of provided utilities to the Lessor on the basis of invoices issued by the suppliers and presented to him by the Lessor. If separate measuring of consumption is not possible, the cost shall be paid by the Lessee on the pro-rata basis.

6.6
The Lessor is obliged to secure the existence and a due service/operation of a canteen situated in the Building/within the Park for the whole time of the lease to be used inter alia by the Lessee’s employees. The price of the main dish will not exceed CZK 85, however, will be increased in the future in such a way that the prices will comply with market conditions at that time. There will be no extra charge for the Lessee for the operation of the canteen.

6.7
The Lessor shall maintain the level of security measures within the Park and the Building as described in Annex no. 12 hereto throughout the Term and Extended Term of this Agreement. The Lessee shall have a right to request that the security measures within the Park or the Building are changed or improved on the Lessee’s costs which are to be agreed in advance. The Lessor shall be obliged to implement any such changes or improvements (if such changes do not decrease the security level within the Park) without undue delay from the request of the Lessee and upon agreeing on the costs thereof.

VII.
Assignment, Sublease, Use of Premises

7.1
The Lessee is without limitation entitled to sublease the Property as a whole or in parts to the company belonging to the group company (defined pursuant to the Section 66a of the Czech Commercial Code) of the Lessee. The Lessee is entitled to assign this Agreement to the company belonging to the group company of the Lessee provided that (i) the Guarantee issued in accordance with the Article XVI., Section 16.6 hereof shall be submitted to the Lessor prior to such assignment and remains effective also after such assignment, as the case may be, and (ii) the Lessee shall not have any outstanding due payments hereunder and (iii) such assignment shall be approved in advance by the Lessor not unreasonably withholding the approval.

7.2
The Lessee is entitled to further sublease the Property as whole or in parts in an unlimited number to other legal entities of the same or better financial status than the Lessee and with a previous approval of the Lessor, which shall not be unreasonably withheld; the financial status of the legal entity shall be reviewed by the Lessor. The Lessee undertakes not to further sublease the area to the companies that keep in store or process hazardous raw materials other than the Lessee or to the companies, which could have negative impact on the good reputation of the CTPark.

7.3	In the event of further sublease, the Lessee shall remain the contractual party of the Lessor to the full extent and for the duration of this Agreement and shall be fully liable for its sublessees.

7.4
The Lessee shall provide the Lessor with a list of chemicals used in connection with its production, should the Lessor be obliged, under the relevant laws, to disclose such information to state authorities. The Lessor acknowledges that the list of chemicals might be subject to the intellectual property rights or a business secret (if the Lessee notifies the Lessor about this fact) and the Lessor thus agrees that it will keep any information obtained from the Lessee regarding the chemicals strictly confidential, including the relevant warning to the relevant state authorities, to which the information will be disclosed.

7.5
The Lessee is entitled to place advertising boards anywhere inside the Premises provided that it does not violate any applicable laws, regulations, decrees or permits by doing so. Placing of advertising boards outside of the Property or on the facade of the Building shall be subject to previous consent of the Lessor in terms of size and design of the advertising boards, the consent of the Lessor shall not be unreasonably withheld. The Lessor is obliged to provide the necessary cooperation to the Lessee, in particular to provide it with the necessary approvals required by the relevant public administration authorities.

7.6
The Lessor undertakes to allow and secure free and unrestricted access for the Lessee and his employees, officers, suppliers, customers and other personnel at all times, 24 hours per day, 7 days a week thought all gates and any other access points and along all roads and paths to the Property.

VIII.
Repairs and Maintenance

8.1
The Lessee shall perform (at its own expense) repairs and maintenance of the Premises in the following extent: day to day repair and maintenance, repair, periodical revisions and maintenance of electrical (including electrical doors) and compressed air equipment as well as installations for heating and cooling (offices) and the sprinklers, but only in case such equipment, installations and sprinklers are located in the Premises and they exclusively serve the Premises. For avoidance of doubts the Lessee shall not be responsible for repairs and maintenance of those parts of equipment, installations and sprinklers that are before the connecting point to those parts of equipment, installations and sprinklers entering and serving the Premises. Furthermore, the Lessee shall repair the defects caused by the operation of its plant. If the cost of repair of a defect not caused by the Lessee exceeds an amount of EUR 1,000/ every time a repair is necessary and EUR 30,000/per year in the aggregate amount, such repair has to be carried out by the Lessor. In any case the maintenance of the equipment has to be carried out by the Lessee. If any broken part of the Premises is under supplier’s guarantee, the repair shall be settled by reimbursement from this supplier’s guarantee.

8.2
The Lessor shall carry out (at its own expense) all the repairs and maintenance of the Property, except for those specified within Clause 8.1 hereof; it shall particularly ensure repair and maintenance of the ceilings, floors, roof, external walls and cladding, downspouts, gutters and mezzanine floors and all the structural elements of the Building and the Premises, roads, paths and car parks. Any repairs and maintenance performed by the Lessor shall hinder the operation of the plant to the smallest possible extent.

8.3	The Lessee shall be liable toward the Lessor for damage to the Property caused by the Lessee or its representative(s), employee(s) and suppliers.

8.4
The Lessee shall without unnecessary delay announce to the Lessor any damage to the Property, which the Lessee is not obliged to repair by itself. The Lessee shall be responsible for additional damage arisen as a result of no reporting of the primary damage as stipulated in the first sentence.

8.5
The Lessor shall perform any and all repairs and maintenance that it is obliged to carry out under this Agreement without undue delay and within the shortest possible time. If the Lessor fails to meet this obligation after receiving a written reminder and within a reasonably extended time period, the Lessee is entitled to perform such repairs and maintenance at the Lessor’s expense and the Lessor is obliged to refund it to the Lessee.

8.6
 The Lessee is aware of the fact that as an entity using the Property for operating its activities, it is obliged to secure fulfillment of fire safety obligations (including periodical revisions of fire installations) pursuant to the Act No. 133/1985 Coll., on Fire Protection, as amended, namely pursuant to Section 2, clause 2 of the Act on Fire Protection. If the Building is used by more lessees and there are any common areas within the Building used by these lessees or some of them, the Lessor shall secure fulfillment of the above mentioned obligations and the Lessee and the other lessees shall pay the pro-rata share of the reasonably accrued and proven costs.

IX.
Structural changes, introduction of machinery

9.1.
The Lessee is entitled to perform structural changes of Property (other than those in Clause 9.2) upon the previous written notice given by the Lessee to the Lessor. The Lessee shall be free in installing its equipment and technology in the Property as long as the Lessee complies with the respective laws and permit regulations.

9.2
The structural changes concerning the core of the Building or requiring a building permit (in Czech "Stavební povolení") issued by the building authority or a notification (in Czech “Ohlášení”) to the building authority shall only be performed with a previous written consent of the Lessor, which shall not be unreasonably withheld.

All the permits and approvals or notifications required for the structural changes shall be obtained by the Lessee at its own expense; the Lessor undertake to provide the Lessee with all reasonable co-operation necessary for obtaining such permits. The accounting write-offs of the constructional adaptation cost in this case are included in the accounting of the Lessee. Should any such changes be considered technical improvements for the purposes of Section 28(3) of the Income Tax Act, the Tenant is authorized to depreciate the value of such changes and the Lessor is obliged not to increase the value of the Building by costs of such changes.

9.3
At the termination of the Agreement the Lessee shall be obliged to either (i) remove all structural changes at its own expense in order to restore the Property to its original condition or (ii) leave the structural changes in the Property upon previous consent by the Lessor. If the Lessor approved the structural change before its implementation, such approval is considered as its previous consent for the purpose of this section 9.3.

9.4	The Lessee shall document all the structural changes undertaken by it in the form of building plans and shall provide the Lessor with a copy of such plans free of charge.

9.5	Structural changes of any kind shall be carried out by the authorized companies while observing all applicable legal regulations solely at the expense and risk of the Lessee.

X.
Right of Inspection

10.1
The representatives of the Lessor have the right to enter the Property for the purposes of inspection on the condition that they notify the Lessee three days ahead and arrange a meeting. No other persons shall be allowed to enter the Property without a prior written consent of the Lessee. The visits of representatives of the Lessor shall not hinder due operation of the plant. The Lessor’s visits shall always take place at the presence of the designated representative of the Lessee.

10.2
In the case of immediate danger the Lessor is entitled to enter the Property at any time, however, only for the purpose of forestalling such dangerous situations. In such case the Lessor shall notify the Lessee about such entry into the Property on the earliest possible occasion.

10.3
The Lessor is not entitled to take pictures within the Premises or make other records of the production line (or any part thereof). The Lessor also agrees that it will keep strictly confidential any and all information obtained from the Lessee or from the inspection of the Premises regarding the Lessee’s production.

XI.
Costs and Fees

Each party shall carry its own costs in connection with the conclusion of this Agreement.

XII.
Return of the Property

12.1
Upon the termination of this Agreement shall be the Property handed over to the Lessor in the state as at the beginning of the lease under this Agreement with permissible deviations from the original state of the Property resulting from:

(a)	structural changes made by the Lessee in accordance with Article IX., clause 9.1 hereof, and/or
(b)	usual wear and tear.

After the inspection of the Property at the time of the hand-over to the Lessor a handover protocol shall be mutually agreed and signed by the Lessor and the Lessee, in which the state as well as all defects of the Property shall be recorded.

12.2
If the Property is returned later than stipulated above due to the Lessee’s fault, the Lessee shall pay a contractual penalty in the amount of the double daily Rent. The Lessor shall not be entitled to request any unjust enrichment from the Lessee and if it raises such request against the Lessee, the amount of the contractual penalty which the Lessee is obliged to pay hereunder, or has paid, decreases by the amount claimed by the Lessor as an unjust enrichment. If the Lessee already paid the contractual penalty, the claim of the Lessor for the unjust enrichment shall be set-off against the claim of the Lessee against the Lessor for returning of the relevant amount of the contractual penalty. Furthermore, the Lessee shall be obliged to pay the Park management fee as stated in Article VI. hereof.

12.3
Unless agreed otherwise, upon the termination of this Agreement the Lessee shall remove all machinery and mechanical installations and pieces of equipment brought in and owned by the Lessee at his own expense.

XIII.
Insurance

13.1
The Lessor shall conclude sufficient storm, fire, water (including flood damage), liability, loss of utility, glass damage and other appropriate property insurance for the Property in an amount sufficient to cover the costs for reconstruction of the Property.

13.2
As of the delivery of the Property and during the whole duration of this Agreement the Lessor shall conclude and maintain in effect a general public liability insurance, covering claims, demands and actions for accidental injury or death, and for any liability arising from damages to Property of Lessee or third parties, in the amount not less than EUR 600,000 (in words: six hundred thousand Euro) per incident and EUR 1,500,000 (in words: one million five hundred thousand Euro) in the aggregate in one policy year, related to, or connected with the Lessor´s employees, agents, visitors, contractors undertakings in relation to the Property.

13.3
All insurance provided for in this Article shall be valid and enforceable policies issued by recognized and reputable insurance companies, which are authorized to do business in Czech Republic, copies of the insurance policies shall be provided to the Lessee upon its request.

13.4
In case of casualty to the Property resulting in damage or destruction to the Premises, the Lessee shall promptly telephone the Lessor within 24 hours after the casualty occurred (if the Lessee was present in the Premises) and subsequently give written notice thereof to Lessor. The Lessor shall apply funds to begin restoration repairs immediately thereafter in order to restore the Property to its full use as soon as practicable. If a substantial part of the Property cannot be used, and if requested by the Lessee the Lessor shall use all best endeavors to secure suitable facilities for the Lessee whilst the restoration of the Premises is undertaken under the conditions agreed between the Parties.

13.5
The Lessee is liable for all damage caused to the Property because of the faulty use of the Property by its representative(s), employee(s), visitors, contractors and suppliers. The Lessee shall take out and maintain at its own expense adequate operation liability insurance as well as adequate insurance of its furniture and machinery covering in particular storm, theft and burglary.

13.6.	The Lessor is liable for all damage caused to the Lessee (including its property) by the Lessor’s representative(s), employee(s), contractors or other lessees.

XIV.
Governing Law, Court Jurisdiction

14.1	This Agreement shall be governed by the laws of the Czech Republic.

14.2
The Parties agree to resolve disputes that arise on grounds of this Agreement primarily by way of negotiations and amicable settlement, in the spirit of the purpose of this Agreement and along the lines of the intentions expressed herein. The Parties shall avoid everything that may lead to conflict and undertake to render each other the assistance necessary to bring this Agreement into existence and to implement and perform under the same. If, in the opinion of either of the Parties, no agreement can be reached even after talks on the level of the statutory representatives, then either Party may refer the dispute to the court that has jurisdiction.

XV.
Indemnity

15.1
Lessee shall indemnify, defend, save and hold Lessor as well as the Lessor´s agents, representatives or employees harmless from and against all losses, demands, claims, payments, suits, actions, recoveries and judgments of any nature and type brought by any third party against the Lessor by reason of any negligence or acts or omissions of Lessee, its agents, representatives, or employees, during the duration of this Agreement.

15.2
Lessor will vice versa indemnify, defend, save and hold the Lessee, its shareholders, employees, representatives and invitees harmless from and against any and all losses, damages, claims, payments, suits, actions, recoveries and judgments of any nature and type brought by any third party against the Lessee by reason of any negligence or acts or omissions of Lessee, its agents, representatives, or employees, during the duration of this Agreement or arising from:

(i)	any defects in the Property if they have not been caused by Lessee and /or Lessee’s occupancy and operation within the Property;

(ii)	any activity, work or things done either by the Lessor or with the Lessor´s explicit permission in the Property; and

(iii)
any breach, violation, or non-performance (including negligence) by Lessor or any person authorized by Lessor or the employees, agents, or contractors, of Lessor of any term, covenant, or provision of this Agreement or any law, ordinance, or governmental requirement of any kind.

XVI.
Final Provisions

16.1
The Lessee shall be obliged to provide the Lessor with an unconditional parent company guarantee in the form attached as Annex no.7 hereto within 6 weeks from the conclusion hereof (hereinafter referred to as “Lessee’s Guarantee”). The Lessee’s Guarantee is covering all financial risks arising under and in connection with this Agreement, but its amount and thus the overall financial exposure of the parent company shall be limited to the amount corresponding to 36 monthly Rent payments (level of Rent being the original level of Rent agreed hereunder) for the first six years of the lease under this Agreement and by the amount corresponding to 24 monthly of the Rent applicable for the sixth year of the lease for the remaining duration of this Agreement. For avoidance of doubt the Parties agree that payment under the Lessee’s Guarantee will never exceed 36 monthly Rent and, if no amount is claimed to be paid or paid within first six years of the lease, it will never exceed 24 monthly of the Rent applicable for the sixth year of the lease. The Lessee is obliged to keep this Lessee’s Guarantee valid and enforceable and covering the above stipulated amount during the whole time of duration hereof. Should the Lessee breach this obligation or breach its obligation to provide the Lessee’s Guarantee to the Lessor, the Lessor shall be entitled to a contractual penalty equal to EUR 500 (in words: five hundred Euro) for each day the event of default is lasting.

18.2
The Lessor shall be obliged to provide the Lessee with an unconditional parent company guarantee in the form attached as Annex no. 13 hereto within 6 weeks from the conclusion hereof (hereinafter referred to as “Lessor’s Guarantee”). The Lessor’s Guarantee is covering all financial risks arising under and in connection with this Agreement, but its amount and thus the overall financial exposure of the parent company shall be limited to the amount corresponding to 36 monthly Rent payments (level of Rent being the original level of Rent agreed hereunder). The Lessor’s Guarantee shall expire (i) on the date when the Lessor fulfills all its obligations and conditions of the confirmation of the results of the composition proceedings, as contained in the decision of the Regional Court in Ostrava No. 36 Kv 1/2006 - 302, which came into legal effect on January 30, 2007 or (ii) on 30 April, 2008, whichever occurs earlier (“Lessor’s Guarantee Expiration Date”). The Lessor is obliged to keep this Lessor’s Guarantee valid and enforceable until the Lessor’s Guarantee Expiration Date. Should the Lessor breach this obligation or breach its obligation to provide the Lessor’s Guarantee to the Lessee, the Lessee shall be entitled to a contractual penalty equal to EUR 500 (in words: five hundred Euro) for each day the event of default is lasting.

18.3
If any provisions hereof become invalid, the rest of the provisions shall not be affected thereby. Parties shall replace such invalid provisions by other legally valid provisions, which shall be similar in their meaning and purpose to the invalid ones.

18.4	The rights and obligations resulting from this Agreement shall be assumed by the Parties’ legal successors.

18.5	Changes and amendments to this Agreement shall require a written and legally valid agreement of both Parties hereof or their legal successors.

18.6
The address to which any reminders, notices or any other official mail between the Parties shall be sent is the address stated in the heading of this Agreement, unless another address has been announced by the Party to the other Party. All written notices under this Agreement shall be sent via registered mail.

18.7	This Agreement has been executed in 3 (three) English counterparts. The Lessor shall obtain 2 (two) counterparts and the Lessee 1 (one) counterpart hereof.

18.8	List of annexes:

Annex No. 1 - Technical Specification
Annex No. 2 - Description of utilities provided by public suppliers and connections thereto and the parameters of the DI water

Annex No. 3 - Copy of the Use Permit
Annex No. 4 - Scope of business to be performed by the Lessee within the Premises
Annex No. 5 - Detailed specification of the use of the Property by the Lessee
Annex No. 6 - Site plan of the Property
Annex No. 7 - Draft of Lessee’s Guarantee
Annex No. 8 - Hand-over protocol
Annex No. 9 - Consent of Immorent with the execution of this Agreement
Annex No. 10 - Specification of the Additional Loading Bays
Annex No. 11 - Specification of the Expansion Premises
Annex No. 12 - Specification of the Security Measures within the Park and the Building
Annex No. 13 - Draft of Lessor’s Guarantee

All the Annexes hereto shall form an integral part of this Agreement.

18.8
This Agreement has been read and jointly discussed by the Parties to the Agreement before its execution. The Parties hereby confirm that they have reached an agreement regarding all the contractual provisions hereunder.

* * *

In Prague on _________ 2007	In Prague on __________ 2007

/s/ Mr. Vos	/s/ Philip Glyn Styles
Multidisplay s.r.o.	SENDIO s.r.o.
Philip Glyn Styles
the executive